Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period   March 1, 2004 through March 31, 2004

Payment Date      April 26, 2004

Aggregate Amount Collected for the Collection Period
Interest	$3,457,673.80
Principal Collections	$49,580,669.46
Substition Amounts	$—
Additional Draws	$20,937,677.63
Aggregate Subsitutions	$—
Application of Collected Amounts
Applied in the following order of priority:
		Factor per Thousand
(i) Enhancer Premium		$126,984.16
(ii) Noteholder’s Interest		$1,328,281.66	1.106901386
Payment for Additional Balance		$—
(iii) Principal Collections to Funding Account		$—
(iv) Excess Spread (during Revolving)		$—
(v) Excess Spread (during AP)		$2,002,407.98
(vi) Additional Balance Increase Payment from Excess Spread		$—
(vii) Noteholder’s Principal Distribution		$28,643,695.76	23.86974647
(viii) Enhancer for Prior Draws		$—
(ix) Liquidation Loss Amount		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$2,002,407.98
Balances
		Percentage Interest
Beginning Note Balance		$983,103,204.78	81.93%
Ending Note Balance		$954,459,509.02	79.54%
	Change	$28,643,695.76	2.39%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$998,683,817.98	83.22%
Ending Pool Balance		$970,040,122.22	80.84%
	Change	$28,643,695.76	2.39%
Beginning Principal Balance		$998,683,817.98	83.22%
Ending Principal Balance		$970,040,122.22	80.84%
	Change	$28,643,695.76	2.39%
Beginning Certificate		$—	0.00%
Ending Certificate		$—	0.00%
	Change	$—

Delinquencies	#		$
Two statement cycle dates:		5		$285,035.33
Three statement cycle dates:		4		$180,588.83
Four statement cycle dates:		2		$30,287.29
Five statement cycle dates:		2		$216,974.29
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		4		$580,615.70
Foreclosures		9		$1,111,902.46
REO		—		$—
Liquidation Loss Amount		3		$703.93
Aggregate Liquidation Loss Amount				$401,668.05	0.033%
Additional Information
Net WAC Rate				3.33%
Overcollateralization Target				$15,000,000.00
Overcollateralization Amount				$15,580,613.20
Funding Account Ending Balance				$—
Aggregate Draws on Enhancer Policy				$—
Gross CPR (1 mo. Annualized)				45.722%
Net CPR (1 mo. Annualized)				29.475%
Draw Rate (1 mo. Annualized)				22.451%
WAM				215.30
AGE				18.19
Repurchases		0		$—

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(3,874,495.99)	Total Collected	$(49,580,669.46)
Servicing Fee	$416,118.26	Noteholders Principal	$28,643,695.76
Enhancer Premium	$126,984.16	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$20,937,677.63
Noteholders Interest	$1,328,281.66	Funding Account	$—
Liquidations	$703.93	Net	$703.93
Excess Interest	$2,002,407.98	Previous Funding	$—
Net	$—	Liquidations	$(703.93)
Interest Shortfall	$—	Difference	$(0.00)
		Deficiency Amount	$(0.00)

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator